Exhibit 23P2

Blankinship Corporation

Code of Ethics

Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the "1940 Act") addresses conflicts of interest that arise from personal trading activities of investment company personnel.  In particular, the Rule prohibits fraudulent, deceptive or manipulative acts by such personnel in connection with their personal transactions in securities.  The Rule also requires an investment adviser to an investment company to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts.

This Code of Ethics has been adopted by the Board of Directors of Blankinship Corporation (the "Adviser").  It is based on the principle that the Directors and Officers of the Adviser owe a fiduciary duty to any investment company (a “Fund”) that is a client, and its shareholders, to conduct their affairs, including their personal transactions, in such a manner as to avoid: 1) serving their own interests ahead of the Fund or its shareholders; 2) taking advantage of their position, and; 3) any actual or potential conflicts of interest.

1.  Definitions:   As used in this Code of Ethics, the following terms shall have the following meanings (if a conflict exists with the definitions under the 1940 Act, then the 1940 Act definitions will apply):

a.                                                                                                                               ”Access Person” shall mean any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser.

b.                                                                                                                               “Advisory Person” shall mean any employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales.  It also includes any natural person in a control relationship to a Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

c.                                                                                                                               “Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a person has or acquires.  It includes ownership by a member of a person's immediate family (such as spouse, minor children and adults living in such person's home) and trusts of which such person or an immediate family member of such person is a trustee or in which any such person has a beneficial interest.

d.                                                                                                                               "Covered Security" shall have the same meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the United States Government, banker's acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

e.                                                                                                                               “Securities Account” shall mean any account in which a Covered Security is held, and in which there is either beneficial Ownership, or control over investment decisions.

f.                                                                                                                                "Transaction" shall mean any purchase, sale or any type of acquisition or disposition of a Covered Security.

2.  Prohibited Actions:  Although definitions under the 1940 Act are complex, the following actions should be viewed as illegal under the 1940 Act:

a.                                                                                                                               To employ any device, scheme or artifice to defraud a fund;

b.                                                                                                                               To make any untrue statement of a material fact to the Fund, or to omit a material fact which results in being misleading to the Fund;

c.                                                                                                                               To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund;

d.                                                                                                                               To engage in any manipulative practice with respect to a Fund.

3.  Reporting:  All required reports are delivered to the President of the Adviser, who will review them promptly, initial, and ensure they are retained for at least five years after the end of the fiscal year in which they are received.  Required reports are:

a.                                                                                                                               For Access Persons.  Include securities and securities accounts where the Access Person has any direct or indirect benefit:

Initial Holdings Reports, within 10 days after becoming an Access Person, deliver copies of statements for existing Securities Accounts.

Quarterly Transaction Reports, required within 30 days after the end of a calendar quarter:

Copies of all brokerage trade confirmations;

Copies of statements for any new Securities Accounts established during the quarter.

Annual Holdings Report, on a calendar year basis: 1) copies of statements for Securities Accounts; 2) signed certification that the code has been reviewed and documentation regarding all relevant holdings has been provided.

b.                                                                                                                               For the President of the Adviser:

Annual Ethics Report, on a calendar year basis, provide the Board of any mutual fund advisory client with a report that includes:

Any issues or concerns arising with regards to this Code of Ethics since the last report to the fund’s Board, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

Certification that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

4.  Sanctions:  If any director or officer violates any provisions set forth in this Code of Ethics, the Directors shall impose sanctions as deemed appropriate including, but not limited to, a letter of censure, termination of position, fines, or restitution to the client Fund.